                        SECURITIES PURCHASE AGREEMENT FOR
                           VEL-A-TRAN RECYCLING, INC.,

                                 by and between

                  KTI RECYCLING OF NEW ENGLAND, INC. ("Buyer")
                                       and
                           Raymond Vellucci ("Seller")

                           Dated as of January 1, 1998

                                TABLE OF CONTENTS
                                       OF
                          SECURITIES PURCHASE AGREEMENT


Section and Heading                                                         Page

1             Purchase and Sale                                                1
1.1           Purchase and Sale of Securities                                  1
1.2           Method of Conveyance                                             1
1.3           No Assumed Obligations                                           2
2             Purchase Price and Closing                                       2
2.1           Purchase Price                                                   2
3             Representations and Warranties of the Seller                     2
3.1           Authorization                                                    2
3.2           No Intention to Sell                                             2
3.3           No Violation                                                     2
3.4           Documentation                                                    3
3.5           Leases                                                           3
3.6           Taxes                                                            3
3.7           Insurance                                                        4
3.8           Employee Benefit Plans: Pension Plans                            5
3.9           Brokers and Finders                                              6
3.10          Accuracy of representations and Documents                        6
3.11          Projected Earnings                                               6
3.12          Environmental Laws                                               6
3.13          Real Estate                                                      6
3.14          Corporate Organization, Etc.                                     7
3.15          Authorization, Etc.                                              7
3.16          No Violations                                                    7
4             Representations and Warranties of Buyer                          7
4.1           Corporate Organization, Etc.                                     7
4.2           Authorization, Etc.                                              7
4.3           No Violation                                                     8
5             Certain Covenants and Agreements                                 8
5.1           Full Access                                                      8
5.2           Notice of Claims and Investigations                              8
5.3           Deposit for No Solicitation or Negotiation of Other Offers       8
5.4           Press Releases                                                   8
5.5           Consummation of Transactions                                     8
5.6           Post-Closing Cooperation                                         9
5.7           Closing Date                                                     9
5.8           Risk of Loss                                                     9

Section and Heading                                                         Page

5.9          Post-Closing Authority                                            9
6            Conditions to the Obligations of Seller                           9
6.1          Representations and Warranties True                               9
6.2          No Proceeding, Litigation; Injunction                            10
6.3          Organizational Documents                                         10
6.4          Employment Agreements                                            10
6.5          Covenants Not to Compete                                         10
6.6          Registration Rights Agreement                                    10
6.7          Real Estate Purchase                                             10
7            Conditions to the Obligations of Buyer                           10
7.1          Representations and Warranties True                              10
7.2          Performance                                                      11
7.3          No Proceeding, Litigation, Injunction                            11
7.4          Additional Documents                                             11
7.5          Board of Directors Approval                                      11
7.6          Hart Scott Rodino                                                11
7.7          Employment Agreements                                            11
7.8          Covenants not to Compete                                         11
7.9          Real Estate Purchase                                             11
8            Survival of Representations and Warranties; Indemnification      11
8.1          Survival of Representations                                      11
8.2          Statements as Representations and Warranties                     11
8.3          Remedies Cumulative                                              12
8.4          Buyer's Indemnity                                                12
8.5          Seller' Indemnity                                                12
8.6          Indemnity Procedure                                              13
9            Operations - Post Closing                                        13
9.1          Stock Options                                                    14
9.2          Banking Relationships                                            14
9.3          Board Composition                                                14
10           Miscellaneous Provisions                                         14
10.1         Amendment and Modification                                       14
10.2         Waiver of Compliance                                             14
10.3         Expenses                                                         14
10.4         Notices                                                          14
10.5         Binding Effect; Assignment                                       15
10.6         Governing Law                                                    15
10.7         Counterparts                                                     16
10.8         Headings                                                         16
10.9         Entire Agreement                                                 16
10.10        Third Parties                                                    16
10.11        Severability                                                     16

                          SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT dated as of January 1, 1998, by and among Vel-A-Tran Recycling, Inc., a Massachusetts corporation ("Vel-A-Tran"), Raymond Vellucci ("Raymond Vellucci" or the "Seller") and KTI Recycling of New England, Inc., a Delaware corporation (the "Buyer").

The Buyer desires to purchase from the Seller, and the Seller desires to sell, assign and transfer to the Buyer all of the Seller's stock in Vel-A-Tran (the "Securities") as more specifically described in Section 1.1 of the disclosure schedule attached hereto (the "Disclosure Schedule"), all on the terms and subject to the conditions hereinafter set forth.

1.       Purchase and Sale.

         1.1 Purchase and Sale of Securities. On the terms and subject to the conditions herein set forth, the Buyer shall purchase from the Seller all of the Securities, as of the Closing Date (as such term is heretofore defined), owned by the Seller or in which the Seller has an interest.

         1.2.     Method of Conveyance.

                  (a) The sale, transfer, conveyance, assignment and delivery by the Seller of the Securities to the Buyer in accordance with Section 1.1 hereof shall be effected on the Closing Date by the Seller's execution and delivery of the Securities and the customary stock powers, duly guaranteed and other appropriate documents (collectively, the "Instruments of Conveyance") to the Buyer, or its assignees.

                  (b) At the Closing, good and valid title to all of the Securities shall be transferred, conveyed, assigned and delivered by the Seller to the Buyer, or its assignees, pursuant to this Agreement and the Instruments of Conveyance, free and clear of any and all Liens (as defined below). For the purposes of this Agreement, the term "Lien" shall mean any pledge, security interest, encumbrance, lien or charge of any kind whatsoever.

                  (c) At the Closing, the Seller shall cause Vel-A-Tran to provide to the Buyer an estoppel certificate signed by each creditor (excluding trade creditors) of Vel-A-Tran (the "Third Party Funded Debt"), each certificate indicating the balance due on the Third Party Funded Debt, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing occurs. Such certificate shall state that the creditor will not exercise any right to accelerate such debt under a "due on sale" clause for a period of 5 business days after the Closing.

                  (d) At the Closing the Seller shall cause Vel-A-Tran to provide to the Buyer a certificate signed by Vel-A-Tran indicating the balance of trade accounts payable ("Trade Accounts Payable") due to third parties, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate, if any, during the month in which the Closing occurs.

         1.3. No Assumed Obligations. Pursuant to this Agreement, the Buyer does not assume any of the liabilities or obligations of Vel-A-Tran whether absolute, accrued, contingent or otherwise, whenever incurred.

2.       Purchase Price and Closing.

         2.1. Purchase Price. The consideration for the Securities to be sold, transferred and conveyed by the Seller to the Buyer pursuant to this Agreement shall be cash in the amount of $1.1 million to be delivered at the date of closing by wire transfer of funds pursuant to written wire transfer instructions delivered to the Buyer not later than five days prior to the Closing Date. The consideration set forth in this
                  Section 2.1 is hereinafter referred to as the "Purchase
                  Price."

         2.2. Repayment of Funded Debt. The Buyer will agree to repay the loans to Vel-A-Tran from Raymond Vellucci, Cosmo Vellucci and Enterprise Bank by wire transfer of immediately available funds on the Closing Date, if the Closing is completed prior to noon. If not, the funds will be wired the following business day. Written wire transfer instructions must be delivered to New England not less than 5 days prior to the Closing. The Buyer will repay all other funded debt within a 5-business day period by issuance of checks.

         2.3. Closing. The closing will be held at the offices of Bernstein, Shur, Sawyer & Nelson, 100 Middle Street, Portland, Maine 04104, not later than January 30, 1998.

3.       Representations, Warranties and Agreements of the Seller.

         Seller hereby represents, warrants and agrees that:

         3.1. Authorization. The Seller has all requisite power and authority to sell the Securities that he owns. This Agreement is, and when executed and delivered, the Instruments of Conveyance will be, the legal, valid and binding obligation of the Seller, enforceable in accordance with their respective terms.

         3.2. No Violation. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or foreign court or governmental authority.

         3.3.     Documentation.

                  (a) The Seller shall cause Vel-A-Tran to deliver a certificate stating whether Section 3.3 (a) of the Disclosure Schedule contains an accurate and complete list of all Equity Securities, all Third Party Funded Debt and all Trade Accounts Payable, indicating the balance due, including accrued and unpaid interest thereon, as of the close of the preceding month and a per diem interest factor, if any, for the month of Closing. Estoppel or payoff letters from each third party lender (excluding trade creditors) shall be attached to such schedule. The Seller shall cause Vel-A-Tran to deliver a list of all accounts payable as of the close of the latest available monthly financial statement of Vel-A-Tran.

                  (b) The Seller has and will have at the Closing, good and valid title to the Securities being conveyed by him hereunder.

         3.4.     Leases and Permits.

                  (a) Section 3.4 (a) of the Disclosure Schedule constitutes a complete and accurate list of all real and personal property leases, subleases, conditional sales agreements or other title retention agreements (collectively the "Leases" and individually a "Lease") to which Vel-A-Tran is a party, as lessee and permits required to operate the businesses of Vel-A-Tran as they are presently operated (the "Permits").

                  (b) All Leases are valid and binding on all parties thereto and enforceable against such parties in accordance with their terms, and are in full force and effect; and with respect to each such Lease, there are no existing defaults thereunder (whether or not waived by the lessor) and no event has occurred which (whether with or without notice, lapse of time or both, or the happening of any other event) would constitute default thereunder. All leases for rental real estate are cancelable: (1) on not more than 30 days prior written notice; and (2) without the payment of any penalty.

                  (c) Each lessor shall provide an estoppel certificate or payoff letter satisfactory in form and substance to the Buyer.

         3.5.     Taxes. Except as set forth in Section 3.5 of the Disclosure
                  Schedule:

                  (a) The Seller shall cause Vel-A-Tran to deliver a certificate stating whether Vel-A-Tran has duly and accurately filed or caused to be filed all tax reports and returns (including information returns) required to be filed in connection with its businesses for all periods ending on the date hereof and will make all such filings required to be made prior to the Closing Date. The certificate shall further state that Vel-A-Tran has duly paid all taxes and other charges due or claimed to be due from them to any federal, state, local or foreign taxing authority (including, without limitation, those due in respect of properties, income, franchises, licenses, sales or payrolls), except for taxes being contested in good faith.

                  (b) The Seller shall cause Vel-A-Tran to deliver complete copies of all of its tax returns, both income tax and otherwise, for the five most recent tax years to the Buyer, not later than January 9, 1998.

                  (c) The Seller shall cause Vel-A-Tran to advise the Buyer whether there are any tax liens upon any of its Assets except liens for current taxes not yet due and payable.

                  (d) Vel-A-Tran has made, for all periods ending on or before the Closing Date, all required declarations of estimated Federal, state, local and foreign income taxes (including, without limitation, those due in respect of properties, income, franchises, licenses, sales or payrolls) and has paid or provided for all taxes as shown on such declarations.

                  (e) There are no facts which exist or have existed which would constitute grounds for the assessment of any tax liability against the Seller or Vel-A-Tran and neither the Internal Revenue Service nor any other taxing authority is now asserting, to the knowledge of the Seller, or threatening to assert, any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

         3.6.     Insurance.

                  (a) Section 3.6 of the Disclosure Schedule. The Seller shall cause Vel-A-Tran to deliver a certificate containing an accurate and complete list of all policies of fire, disability, workers' compensation, products liability, and other forms of insurance owned or held by or beneficially for Vel-A-Tran which relate to or provide coverage for the business of Vel-A-Tran. The Seller will cause Vel-A-Tran to deliver a copy of each such policy to the Buyer not later than January 9, 1998.

                  (b) The Seller shall cause Vel-A-Tran to deliver a certificate stating whether all such policies are in full force and effect, all premiums with respect thereto covering all periods through the Closing have been or will be paid by Vel-A-Tran and no notice of cancellation or termination has been received with respect to any such policy.

                  (c) The Seller shall cause Vel-A-Tran to deliver a certificate stating whether such policies are sufficient for compliance with all requirements of law and of all agreements to which Vel-A-Tran is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the business of Vel-A-Tran; and, with respect to periods prior to the Closing, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

         3.7.     Employee Benefit Plans: Pension Plans.

                  (a) The Seller shall cause Vel-A-Tran to deliver a certificate stating whether, except as set forth on
                           Section 3.7 of the Disclosure Schedule, Vel-A-Tran have any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, phantom stock, medical, post-retirement medical or any other employee benefit plan, arrangement or practice, whether written or unwritten (an "Employee Benefit Plan"). The Seller shall cause Vel-A-Tran to deliver true copies of each written Employee Benefit Plan and an accurate and complete written description of each oral Employee Benefit Plan to Buyer, not later than January 9, 1998. The Seller shall cause Vel-A-Tran to deliver a certificate stating whether Section 3.7 of the Disclosure Schedule sets forth the annual amounts paid or accrued in connection with each Employee Benefit Plan as of December 31, 1997, and an estimate of the amounts payable or accruable in connection therewith through December 31, 1997, to the extent such amounts are presently fixed or determinable.

                  (b) The Seller shall cause Vel-A-Tran to deliver a certificate stating whether Section 3.7 of the Disclosure Schedule is a list of each "employee pension benefit plan" in the meaning of the Employee Retirement Income Security Act of 1974 and the regulations thereunder ("ERISA"), maintained or contributed to by either Seller or Vel-A-Tran (the "Pension Plans") and, except as noted thereon, no Pension Plan is a "multi-employer plan" within the meaning of ERISA. The Seller shall cause Vel-A-Tran to deliver a certificate stating whether there have been any "prohibited transaction," to which Vel-A-Tran has been a party, within the meaning of
                           Section 4975 of the Internal Revenue Code of 1986 (the "Code"), or Section 406 of ERISA, with respect to any Pension Plan which might subject any such plan or related trust, or any trustee or administrator thereof, or the Seller to the tax or penalty imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA. Except as set forth in Section 3.7(b) of the Disclosure Schedule, each of the Pension Plans is and has been in material compliance with the applicable provisions of ERISA and the Code.

                           The present value of all accrued benefits, whether vested or not, under the Pension Plans subject to Title IV of ERISA do not exceed the value of the assets of such plans allocable to such accrued benefits. Except as set forth in Section 3.7(b) of the Disclosure Schedule, none of the Pension Plans subject to Title IV of ERISA has, since December 31, 1996, been completely or partially terminated, nor has there been any "reportable event," as such term is defined in Section 4043(b) of ERISA, with respect to any such plan since the effective date of said
                           Section 4043(b). None of the Pension Plans or trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of said Section 412.

                  (c) The Seller shall cause Vel-A-Tran to deliver a certificate stating whether Section 3.7 (c) of the Disclosure Schedule is a list of all "employee welfare benefit plans," within the meaning of ERISA, whether or not insured, maintained by Vel-A-Tran ("Welfare Plans"). Except as set forth in Section 3.7
                           (c) of the Disclosure Schedule, each Welfare Plan is and has been in material compliance with the applicable provisions of ERISA and the Code. The Seller shall cause Vel-A-Tran to deliver a certificate stating whether Vel-A-Tran have complied in all material respects with all of their obligations, if any, including the making of all required contributions, under each of the Welfare Plans.

         3.8. Brokers and Finders. No person has been authorized by the Seller, Vel-A-Tran or by anyone acting on their behalf, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

         3.9 Accuracy of Representations and Documents. No representation or warranty made by the Seller or Vel-A-Tran in this Agreement or in the Disclosure Schedule hereto (which is an integral part hereof) nor any statement, certificate or other document furnished as an exhibit hereto, or any other document furnished by the Seller or Vel-A-Tran to Buyer or any of their representatives in connection with this Agreement is, or will be when so furnished, false or misleading in any material respect or contains any material misstatement of fact or omits to state any fact necessary to be stated make the statements made in any such representation or warranty false or misleading in any material respect.

         3.10 Environmental Laws. To the best of the Seller' knowledge, after diligent inquiry, Vel-A-Tran are in material compliance with all applicable Environmental Laws, including without limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and other similar Federal and state laws. None of these parties has received any communication that alleges, or is aware of any pending allegation of, any current violation of applicable Environmental Laws. The Seller will provide the Buyer with all available information with respect to environmental matters of Vel-A-Tran.

         3.12 Real Estate and Equipment.To the best of the Seller' knowledge, after diligent inquiry, all real estate occupied by Vel-A-Tran is structurally sound and has no material defects, which would affect its current or reasonably foreseeable use. No notices of any violations may have been received with respect to zoning laws, building code or setback violations or environmental matters. All equipment is operable and, to the best of the Seller's knowledge, after diligent inquiry, is in good repair, taking into account its age and use. Such equipment may be removed from its present location to the Buyer's Charlestown facility without undue damage to either Vel-A-Trans' existing rental real estate or Vel-A-Tran's equipment. No permits and licenses necessary to operate Vel-A-Tran have been cancelled or may be cancelled due to a change of ownership of Vel-A-Tran.

         3.13 Corporate Organization, Etc. Vel-A-Tran is a corporation duly formed, validly existing and in good standing under the laws of the State of Massachusetts and any other state in which such corporation conducts business and has all requisite power and authority to carry on its businesses as they are now being conducted and to own, and operate its properties and assets as and in the places where such business is now conducted and where such properties and assets are now owned or operated.

         3.14 Authorization, Etc. Vel-A-Tran has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement is valid and binding upon Vel-A-Tran, enforceable in accordance with its terms.

         3.15 No Violation. Neither the execution and delivery of this Agreement by Vel-A-Tran nor the consummation of the transactions contemplated hereby by Vel-A-Tran will violate any provisions of the Certificate of Incorporation of Vel-A-Tran, or be in conflict with, or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Vel-A-Tran is a party or by which Vel-A-Tran is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

         3.16 Contracts to purchase Vel-A-Tran Stock. No contracts or other agreements, written or oral, exist which would permit any person or entity, other than the Seller, to purchase stock of Vel-A-Tran of any type whatsoever.

         3.17 Dividends, Salary Increases, Bonuses. No dividends have been declared or paid, no salary increases have been given to any management level employees and no bonuses have been given or paid since May 31, 1997.

         3.18 No Material Adverse Change. No material adverse change has occurred in the business of Vel-A-Tran since May 31, 1997.

4.       Representations and Warranties of the Buyer.

         The Buyer represents and warrants to the Seller as follows:

         4.1. Corporate Organization. Etc. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is now being conducted and to own, and operate its properties and assets as and in the places where such business is now conducted and where such properties and assets are now owned or operated.

         4.2. Authorization Etc. The Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement is valid and binding upon the Buyer, enforceable in accordance with its terms.

         4.3. No Violation. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby the Buyer will violate any provisions of the Certificate of Incorporation of the Buyer, or be in conflict with, or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Buyer is a party or by which the Buyer is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

5.       Certain Covenants and Agreements.

         5.1. Full Access. The Seller agree to cause Vel-A-Tran, without in any way detracting from his representations, warranties and agreements set forth in this Agreement, to afford the Buyer and its counsel, accountants and other representatives, after the date hereof, full access during normal business hours to the plants, offices, warehouses, properties, employees, counsel, accountants and other representatives, books and records, including accountant's workpapers, of Vel-A-Tran in order that the Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of Vel-A-Tran.

         5.2. Notice of Claims and Investigations. Each party will immediately give notice to the other of, and confer with the other with respect to, any claims, investigations by governmental authorities or threatened litigation relating to the transactions contemplated by this Agreement.

         5.3. No Solicitation or Negotiation of Other Offers. The Seller agrees that from the date hereof through the Closing Date he will not pursue, encourage or solicit any inquiries or proposals by, or engage in any discussions or negotiations with, any person, any sale of the Securities by the Seller, or any other exchange, or disposition involving the Securities

         5.4. Press Releases. Without the written consent of the other parties, which shall not be unreasonably withheld, each of the parties hereto agrees not to make any public announcements or press releases regarding the transactions contemplated hereby until such transactions are consummated, unless otherwise required by law.

         5.5. Consummation of Transactions. Each of the parties agrees to use its best efforts to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by him or it hereunder and to take or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the appropriate party will take all such necessary action, including without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party or parties for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

         5.6. Post-Closing Cooperation. After the Closing, the Buyer and the Seller shall cooperate fully with each other and shall make available to each other all information, records or documents reasonably requested in connection with matters involved in the sale of the Securities.

         5.7 Closing Date. The Buyer and the Seller shall use commercially reasonable efforts to complete the transaction on or before January 30, 1998.

         5.8 Risk of Loss. Prior to the Closing, the risk of loss on the Securities shall remain with the Seller.

         5.9.     Post-Closing Authority.

                  (a) The Seller agrees that, unless duly authorized in writing by the Buyer, or required by law, he will not at any time reveal, divulge or make known to any person (other than the Buyer or any affiliate of the Buyer) any confidential or proprietary data or information relating to the business of Vel-A-Tran.

                  (b) If any of the covenants contained in this Section is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration or area of such provision to the extent necessary to render such provision valid and enforceable and, in its reduced form, said provision shall then be valid and enforceable.

6.       Conditions to the Obligations of the Seller.

         Each and every obligation of the Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Seller.

         6.1. Representations and Warranties True. The representations and warranties of the Buyer contained in this Agreement shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing as though such representations and warranties were being made at and as of the Closing Date, and except for changes expressly permitted or contemplated by the terms of this Agreement.

         6.2. No Proceeding. Litigation: Injunction. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted which arises out of or relates to this Agreement or the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof, and, on the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

         6.3 Organizational Documents. The Buyer shall have furnished the Seller with (i) a copy of its Certificate of Incorporation certified by the Secretary of State of Delaware, and (ii) a Certificate of Incumbency setting forth the officers of the Buyer.

         6.4 Employment Agreements. Raymond Vellucci and Steven Vellucci shall have been offered Employment Agreements in the form of Exhibits 6.4a and 6.4b hereto.

         6.5 Board of Directors and Stockholder Approval. Vel-A-Tran shall have received the approval of its Board of Directors and stockholder prior to Closing.

7.       Conditions to the Obligations of the Buyer.

         Each and every obligation of the Seller under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Buyer.

         7.1. Representations and Warranties True. The representations and warranties of the Seller contained in this Agreement including the Disclosure Schedule attached hereto, shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were being made at and as of the Closing Date (except that representations and warranties which refer to conditions existing on a specific date, such as representations and warranties regarding the Financial Statements, shall continue to refer to that date) and except for changes expressly permitted or contemplated by the terms of this Agreement.

         7.2. Performance. Seller shall have performed, fulfilled and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed, fulfilled or complied with by them on or prior to the Closing, including delivery to the Buyer of all of the Securities.

         7.3. No Proceeding. Litigation. Injunction. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted or threatened which arises out of or relates to this Agreement or the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof, and, on the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

         7.4. Additional Documents. The Seller shall have delivered to the Buyer such other documents, instruments and certificates as shall be reasonably requested by the Buyer for the purpose of effecting the transactions provided for and contemplated by this Agreement.

         7.5 KTI, Inc. Board of Directors Approval. KTI, Inc. shall have received the approval of its Board of Directors prior to Closing.

         7.6 Hart-Scott-Rodino. The Buyer shall have received on or prior to the closing, evidence, at its cost, to its satisfaction that the transaction is exempt from the rules issued by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         7.7 Employment Agreements. Raymond Vellucci and Steven Vellucci shall have executed and delivered Agreements in the form of
                  Exhibit 6.4a and 6.4b hereto (the "Employment Agreements").

         7.8 Covenants not to Compete. All officers and sales employees of Vel-A-Tran, who have not signed an Employment Agreement, shall have signed covenants not to compete in form acceptable to the Buyer.

8.       Survival of Representations and Warranties; Indemnification.

         8.1. Survival of Representations. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties contained in this Agreement shall survive the Closing until April 15, 2000.

         8.2. Statements as Representations and Warranties. All statements contained herein, in the Disclosure Schedule, or in any other schedule, certificate, list or other document delivered or to be delivered pursuant to this Agreement shall be deemed representations and warranties as such terms are used in this Agreement and any material misstatement or omission in any thereof shall be deemed a breach of a representation or warranty hereunder.

         8.3. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party .

         8.4. Buyer's Indemnity. The Buyer agrees to defend, indemnify and hold harmless the Seller from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by Seller as a result of, arising from, in connection with or incident to (i) any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement.

         8.5.     Seller' Indemnity.

                           Subject to the limitations contained in subparagraph
                           (b) below, the Seller agree to defend, indemnify and hold the Buyer harmless from, against and in respect of any and all demands, claims, actions or causes of action, losses, liabilities, damages, assessments, deficiencies, taxes, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or paid, incurred or suffered by Buyer on or before August 1, 1999:

                           (i) as a result of, arising from, in connection with or incident to (A) any material breach or inaccuracy of any representation or warranty of any Seller in this Agreement or in any Instrument of Conveyance, or (B) any material breach of any covenant or agreement of any Seller contained in this Agreement or in any Instrument of Conveyance (For purposes of this subsection,

                                    "material" shall mean any amount in excess of $10,000 individually or in aggregate.); or

                           (ii) arising out of any acts or events done, or circumstances caused, by the Seller prior to Closing Date.


         8.6.     Indemnity Procedure.

                  (a) A party agreeing to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to herein as the "Indemnified Party."

                  (b) An Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall have the right, exercisable by notifying the Indemnified Party within twenty days after receipt of such notice from the Indemnified Party, to assume the entire control of the defense, compromise or settlement thereof, all at the Indemnifying Party's expense including employment of counsel, and in connection therewith the Indemnified Party shall cooperate fully to make available to the Indemnifying Party all pertinent information under its control. The Indemnified Party may at its expense, if it so elects, designate its own counsel to participate with counsel designated by the Indemnifying Party in the conduct of any such defense. If the defense of any such matter is tendered to the Indemnifying Party by notice as set forth above and the Indemnified Party is entitled to indemnification pursuant hereto with respect to such matter, and the Indemnifying Party declines or otherwise fails to (1) promptly pay or settle the same, or (2) vigorously investigate and defend the same, the Indemnified Party may investigate and defend the same and the Indemnifying Party will reimburse the Indemnified Party for all judgments, settlement payments and reasonable expenses, including reasonable attorneys' fees, incurred and paid by it in connection therewith.

                  (c) An Indemnified Party shall not make any settlement of any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

                  (d) Except as set forth in subsection (b) in the event of any litigation brought by either party hereto to seek indemnity under this Agreement, the prevailing party shall be entitled to recover attorneys' fees upon final judgment on the merits.

9.       Operations - Post Closings.

         9.1 Stock Options - Employees. Stock Options will be granted to Raymond Vellucci as provided in his Employment Agreement for the initial term of such Employment Agreement pursuant to the KTI, Inc. 1994 Long-Term Incentive

                  Award Plan (the "Plan"). Stock options under the Plan may be granted to key employees of Vel-A-Tran and to Raymond Vellucci after such initial term at the sole discretion of the Compensation Committee of the Board of Directors of KTI, Inc.

                  These stock options will be exercisable at the closing sale price per share on the date of grant and normally will vest at the rate of 20% on the first and subsequent anniversaries of the date of grant.

         9.2 Lending Relationships. The Buyer will use commercially reasonable efforts to repay Vel-A-Tran's funded debt within 5 days of the Closing Date.

         9.3 Liquidation. The Buyer intends to liquidate Vel-A-Tran promptly after the Closing Date and to cause Vel-A-Tran to convey its assets to the Buyer. The Buyer shall be responsible for preparing any required notices to be delivered to the employees of Vel-A-Tran, to any governmental authorities, if required, and for complying with any other laws relating to such liquidation. The Buyer will cause KTI Operations, Inc. to extend offers of employment as employees at will to Vel-A-Tran's existing personnel at the Buyer's Charlestown facility, subject to discussion concerning individual employees with the management of Vel-A-Tran.

10.      Miscellaneous Provisions.

         10.1. Amendment and Modification. This Agreement may be amended, modified and supplemented by the parties hereto only by written instrument signed by or on behalf of the party to be charged thereunder.

         10.2. Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized officer of the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

         10.3. Expenses. Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.


         10.4. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid as follows:

                  If to Seller:       Raymond Vellucci
                                      7 Christina Drive
                                      Billerica, Massachusetts 01821

                                      Telephone: 978-667-8506

                  With a copy to:     Joseph P. Godino, Esq.
                                      Silverman & Godino
                                      Executive Plaza II
                                      44 Mall Road
                                      Burlington, Massachusetts 01803
                                      Telephone:     (781) 273-3555
                                      Fax: (781) 273-0565

                  If to Buyer:         KTI Recycling of New England, Inc.
                                      7000 Boulevard East
                                      Guttenberg, New Jersey 07093
                                      Telephone:     (201) 854-7777
                                      Fax: (201) 854-1771

                  With a copy to:     Gordon Grimes, Esq.
                                      Bernstein, Shur, Sawyer & Nelson
                                      100 Middle Street
                                      Portland, Maine 04104
                                      Telephone:     (207) 774-1200
                                      Fax:  (207) 774-1127

                  or to such other person or address as Buyer shall furnish to Seller in writing.

         10.5. Binding Effect: Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, such successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Buyer may freely assign this Agreement or all or any rights it may have hereunder to any of its subsidiaries or affiliated companies, but no such assignment shall relieve Buyer of its obligations hereunder.

         10.6. Governing Law. All agreements, other than the agreements relating to real estate and the employment agreements for the four principal officers, shall be governed by the laws of the State of New York, without regard to the provisions relating to the conflicts of laws. The laws of the State in which the real estate is located shall govern the agreements relating to the real estate. The laws of the State of Massachusetts shall govern the Employment Agreement.

         10.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

         10.8. Headings. The headings of the sections and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         10.9. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior-agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any Related Person of any party hereto. All Exhibits attached hereto, the Disclosure Schedule, any exhibits thereto and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms "this Agreement", "hereunder", "herein", "hereby" or "hereto" shall be deemed to refer to this Agreement and to all such writings.

         10.10. Third Parties. Except as specifically set forth or referred to herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, partnership, corporation or other entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.11. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Vel-A-Tran Recycling, Inc.


By:         /s/ Raymond J. Vellucci
-----------------------------------------------
Title:   President


            /s/ Raymond J. Vellucci
-----------------------------------------------
                Raymond Vellucci

KTI Recycling of New England, Inc.


By:         /s/ Robert E. Wetzel
-----------------------------------------------
Title:   Senior Vice President